Exhibit 10.1

PDL BioPharma, Inc 932 Southwood Blvd. Incline Village, NV 89451 tel: 775 832 8500 fax: 775 832 8501 www.pdl.com

August 30, 2017

Mr. Dominique Monnet
30124 Mulholland Hwy
Cornell, CA 91301

Dear Dominique:

On behalf of PDL BioPharma, Inc. (“PDL” or “we”), I am pleased to extend to you an employment offer for the position of President. Your proposed start date is September 11, 2017 (“Start Date”). You will report to PDL’s Chief Executive Officer (“CEO”). You would be expected to work full time at our principal place of business at 932 Southwood Boulevard, Incline Village, Nevada 89451.

You agree that you will devote your full business time and efforts to PDL. You agree that you will not engage in any other business or serve in any position with, or as a consultant or adviser to, any other corporation or entity (including as a member of such corporation’s or entity’s board of directors or other governing or advising body), without the prior written consent of PDL’s CEO. Notwithstanding the foregoing, but only for so long as such activities in the aggregate do not materially interfere with your duties hereunder or create a business or fiduciary conflict, you will not be prohibited from (i) participating in charitable, civic, educational, professional, community or industry affairs (including membership on boards of directors), (ii) managing your passive personal investments, and (iii) continuing your service in the positions that you held as of the date of this Offer Letter, which positions you have disclosed to the CEO, provided that any such service obligation is not materially increased beyond what you have disclosed.

Base Salary

Your annual base salary (as in effect from time to time, “Base Salary”) will be $500,000, less applicable taxes and withholdings, and will be payable in accordance with PDL’s payroll procedures. Your Base Salary shall be reviewed each year but will not be subject to decrease unless such decrease is part of an overall reduction effected for executive officers of PDL.

Target Bonus

Initially, your annual target bonus will be set at seventy-five percent (75%) of your annual Base Salary. Initially, your bonus will be based seventy-five percent (75%) on your contribution to PDL’s achievement of its goals and objectives and twenty-five percent (25%) on your individual performance as determined by the CEO and the Compensation Committee of the Board (the “Compensation Committee”). Your 2017 bonus will be prorated based upon the date of employment. For additional details regarding the 2017 Bonus Plan, please see Attachment A. We will work together to develop your personal goals for 2017.

Long-Term Incentive Incentives

As of the close of business of your Start Date, PDL will grant you a Long- Term Incentive Award (the “Long-Term Incentive”) comprised of two components: (i) the option to purchase 961,000 shares of common stock of PDL at the closing price (“Strike Price”’) on your Start Date (the “Stock Options”); and (ii) 240,200 unvested restricted shares of PDL common stock (the “Restricted Stock”).

The Stock Options may be exercised, in whole or in part, in accordance with the following vesting conditions: (i) 25% of the Stock Options shall vest on September 10, 2018 (subject to your continued employment through such date), (ii) 25% shall vest in pro rata amounts on a monthly basis over the next 36 months after September 10, 2018 (in each case, subject to your continued employment through such dates), (iii) 25% of the Stock Options shall vest on the first trading day after which PDL’s common stock price is 33% or more higher than the Strike Price for twenty consecutive trading days and (iv) 25% of the Stock Options shall vest on the first trading day after which PDL’s common stock price is 50% or more higher than the Strike Price for twenty consecutive trading days.

One third (1/3) of the Restricted Stock will vest and become payable upon each December 12 of 2018, 2019 and 2020 (in each case subject to your continued employment through such date).

In the event of a Change in Control, (i) the vesting of the Restricted Stock, (ii) the payment of any accrued but unpaid dividends or other distributions, plus interest (at the rate set forth above), and (iii) the vesting of the Stock Options, plus any Adjustments that the Compensation Committee determines have been earned as of the Change in Control, will accelerate and pay in connection with the Change in Control.

The Compensation Committee intends to adopt annually long-term incentive plans in which you will be eligible to participate. The Compensation Committee reserves the right to modify any or all of the terms of future long term incentive plans, including the cessation of such future long term incentive plans.

Termination without Cause or Resignation for Good Reason

If you are terminated without Cause or resign for Good Reason, (a) you will receive a lump sum cash payment equal to (i) one hundred percent (100%) of the sum of your Base Salary in effect immediately prior to the time of separation, (ii) one hundred percent (100%)  of the sum of your annual target bonus for the year in which separation occurs and (iii) twelve months of COBRA Benefits and (b)(i) any unvested cash payments and equity awards under any long-term incentive plan in effect at the date of separation shall ratably accelerate, vest and pay in proportion to the time lapsed during the vesting period, as increased by any adjustments and milestones earned by the time of payment and (ii) any accrued and unpaid dividends and interest on the then unvested equity awards shall vest and pay; provided that such payment and other benefit shall be contingent upon your signing a release of all claims against PDL in a form acceptable to PDL

For additional details regarding your severance benefits and the meanings of “Cause” and “Good Reason,” please see Attachment C.

Housing and Relocation Assistance

PDL will provide assistance to you to rent or purchase housing in Nevada proximate to PDL’s offices. PDL will pay up to $4,000 per month for five years in housing assistance. At the conclusion of this five year term, the Compensation Committee will evaluate the need to continue housing assistance. In addition, to defray your moving expenses, PDL will reimburse you for such expenses up to $10,000.

Examples of such expenses include, but are not limited to, moving of furniture, cars and other personal property; travel and hotel expenses for you and your spouse/significant other to visit to local area, and the like.

Health and Related Benefits

Through TriNet, PDL provides a welfare benefits package, including a comprehensive medical policy and dental plan, as well as life insurance coverage, in which you will be eligible to participate in accordance with PDL guidelines. In general, PDL pays 100% of premiums for employee medical, employee dental and employee vision coverage. In addition,
PDL funds between 90% and 95% of premiums for medical, dental and vision coverage for spouse, dependent, and domestic partner coverage. Exact reimbursement varies by plan selected.
For a summary of these benefits and your options, please see Attachment D.

Holidays, Vacation and Sick Leave

In 2017, full-time employees will be paid as if they worked ten (10) designated holidays. PDL also offers one (1) Unrestricted Floating Holiday during the calendar year to regular full-time employees. An Unrestricted Floating Holiday may be used at any time for any occasion, provided that the employee obtains advance management approval for the scheduled usage of the Unrestricted Floating Holiday.

In addition, each full-time employee accrues vacation time based on the number of regular hours worked. In any calendar year, you can accrue up to one hundred and sixty hours (160) hours or twenty (20) days of paid vacation time. Usage and scheduling of time off is subject to the direction and approval of your supervisor.

Finally, PDL offers sick leave when your own illness prevents you from reporting to work. Your sick leave is calculated in increments for each pay period and, like vacation time, is based upon hours worked. You can accrue up to forty-eight (48) hours or six (6) days of sick leave annually. For additional details regarding these policies, please see Attachment D.

401(k) Plan

Through Fidelity, PDL provides the opportunity for its employees to participate in its 401(k) Plan. Under the terms of PDL’s 401(k) Plan, the company matches 100% of the employee’s contribution up to 3% of their salary and matches 50% of the employee’s contribution from 3% to 5% of their salary. Vesting under the 401(k) Plan is immediate. The Compensation Committee reserves the right to modify any or all of the terms of PDL’s 401(k) Plan, including cessation of the 401(k) Plan.

Company Policies

You agree to adhere to PDL’s healthcare regulatory compliance program and the corporate codes, policies and guidelines in place from time to time, including those set forth on Attachment B.

Other Important Information

Your employment with PDL will not be for a set term, and you will be an at-will employee. As a PDL employee, you will be free to resign at any time, just as we will be free to terminate your employment at any time, with or without Cause. There will be no expressed or implied agreements to the contrary.

PDL intends that payments and benefits provided to you pursuant to this Offer Letter be exempt from or comply with all applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Any ambiguities in this Offer Letter shall be construed in a manner consistent with such intent.
For purposes of federal immigration law, you will be required to provide PDL documentary evidence of your identity and eligibility for employment in the United States. We will also request your authorization to complete a pre-employment background check.

To indicate your acceptance of our offer, please sign and date this Offer Letter in the space provided below and return it, along with a signed copy of the enclosed Proprietary Information and Invention Assignment Agreement, to me. By executing this Offer Letter, you hereby represent that your execution hereof and performance of your obligations hereunder do not and will not contravene or otherwise conflict with any other agreement to which you are a party or any other legal obligation applicable to you. This Offer Letter, along with the Proprietary Information and Invention Assignment Agreement, supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you. This Offer Letter may not be modified or amended except by a written agreement, signed by PDL and you.

We are very excited at the prospect of you joining the PDL team and look forward to your immediate contribution. I personally look forward to working with you.

Sincerely,

PDL BioPharma, Inc.                     Accepted by:

/s/ John P. McLaughlin                    /s/ Dominique Monnet
John P. McLaughlin                        Dominique Monnet
Chief Executive Officer
August 31, 2017
Date